Exhibit 10.4

January 11, 2019

PRIVATE & CONFIDENTIAL

Brian Crotty
SVP, Product Management
OPIS

Dear Brian,

Relocation/Assignment – United States to London, UK

I am pleased to confirm that your assignment has been approved from Rockville, MD United States (“Home”) to London, UK (“Host”) effective April 6, 2019 (“Effective Date”) contingent on your securing a valid work visa in the Host location, for a period of 2 years.

If the date of your move to the Host location changes, or you plan on arriving earlier than the Effective Date, please notify me and your new local HR lead (Joanna Gracia).

Employment Terms

You will remain on your Home location legal entity, payroll, benefits and employment terms through the period of your assignment. You will also remain entitled to annual leave and Bank Holidays according to your Home location policies and legislation.

Your Line Manager, job title and grade remain unchanged.

Work Authorization
In some countries, the local work permit/visa requirements will result in certain limitations to your working conditions such as future job or pay changes. For further information please do not hesitate to reach out to me or your new local HR lead.

Practical Considerations

Please be aware that living and working in another country can be a significant change for you and any dependants, and will likely include disruption and administration on your part to complete the transition. Some of the items you will need to think about include:

a.Financial changes such as local pay rates, differences in tax treatment and practical admin and time setting up a bank account;

b.Challenges in setting up personal contracts such as rental or mobile phones, when you are new in country without a credit history;

c.Differences in social benefits available through the local government, and differences in Company provided benefits between countries (and differences in how those benefits may be taxed);

d.Differences in school arrangements, term times, charges and facilities for children;

e.Differences in your contractual arrangements with the Company and employment rights;

f.Be aware of differences in insurance cover, including personal travel which may not be covered by Company benefits, and different insurance costs for driving on international licenses;

g.Local visa/work permit administration and any restrictions that may be connected to the type of arrangement in place;

h.Connecting with local health professionals;

i.Making local accommodation arrangements and all associated utilities, which may be arranged and facilitated in a different way than your current country;

j.Learning local logistics such as driving regulations or public transport.

For more information on living and working in your new location, please refer to your new local HR lead.

Property and IT Set-Up

If applicable please raise an IT Helpdesk ticket to ensure your physical set-up will be ready for you in your new location. This may be required to set up any docking station/ laptop, arrange phone connections and so on. In some countries it may be required to return your existing equipment to be issued with new local items.

Please also ensure you arrange to meet with your new local HR lead, line manager, or other local contact in your first few days to receive an orientation of the office, arrange any security pass or other local set-up as needed.

Stock

Any unvested IHS Markit equity awards you hold will be allowed to vest as scheduled. However, your equity may be taxable in the country where you are at the time of grant, vest or exercise, and in any other countries where you might have lived or worked during the period between grant, vest or exercise. This taxable amount will be apportioned to the time spent in each location. There would be no money due as the tax would be paid using the vested shares. This is likely even though you won’t be on the Host country payroll or terms. If you have any more questions on stock please contact stock @ihsmarkit.com.

Tax Implications

Please be aware that there may be tax liabilities because of moving between locations, and the receiving of pay and/or benefits in either location. In some jurisdictions, personal travel to such locations would also be counted towards any visa/tax triggers because of frequent business travel.

Country Compliance

From the Effective Date of your assignment you may be subject to employment policies and country laws of the Host location, despite staying on your Home country arrangements. Your new local HR lead (Joanna Gracia) can support you with any questions on the local environment.

Assignment Support

The Company will support your assignment to the Host location along with your spouse.
Please note that IHS Markit cannot provide personal tax guidance and is not responsible for personal tax obligations that this relocation may trigger in either country. It is highly recommended that you secure a personal tax accountant to assist you with your taxes.

The Company is supportive of your travel, however you are responsible for the arrangements and costs. You will also be responsible for ensuring your travel remains within the approved timelines, and you agree to sharing travel dates with HR when requested to ensure compliance and avoidance of risk such as tax liability triggers.

Visas

IHS Markit will assist you in obtaining a work visa for you and relevant residential visas for your eligible accompanying dependants. In many countries, the necessary visa, passport and/or work permits must be granted before the individual begins work in the Host location and any dependants relocate.

There may be a separate ‘clawback’ process for the costs incurred for immigration should your employment with Company end within a certain time for certain reasons. Further details will be provided to you by your new Host country HR lead who will be working with you on the visa process.

Air Travel

IHS Markit will provide you with a one-way economy class airline ticket (or relevant ticket as applicable under the terms of the current travel policy) to the Host location as part of your relocation. You can book your flight via the current IHS Markit travel provider.

Medical Coverage

While on assignment you can utilise our international healthcare plan, details of which will be provided to you separately from the Benefits team. You will be responsible for all cost directly involved for your international coverage. Any reimbursement to the company will be dependent on your plan choice.

Allowance

Beginning at your effective date of the assignment, you will be eligible for an allowance of $175,000 per annum for the 2 year period to be paid on a semi-monthly basis in accordance with the current US payroll schedule for the duration of the assignment. All expenses incurred for your assignment will be your responsibility and should be covered with this additional payment.

Tax Services

The company will not provide direct tax services in regards to your assignment. You will have the option to utilize our current Company-appointed tax consultant, PricewaterhouseCoopers (PWC), and all costs will be at your own expense.

Tax Impact

Please note that in some countries the provision of the above services may be classed as a taxable benefit. IHS Markit cannot provide personal tax guidance and is not responsible for personal tax obligations that this relocation may trigger in either country. It is highly recommended that you secure a personal tax accountant to assist you with your taxes.

Termination of Support

The Company reserves the right to require repayment, on a prorated basis, of any direct payments, reimbursements or payments to yourself or a third party in the event an employee doesn’t complete the move, fails to provide adequate documentation when reasonably requested to do so and/or if the employee resigns or is discharged for cause within twelve months of the effective date of the move as calculated from the date of resignation/date departure from the Company is confirmed. Employees terminated from the Company through reason of redundancy will not be required to make a repayment.

The Company reserves the right to withdraw approval for the relocation should business circumstances change, before a move takes place. In such circumstances the employee will not be required to make a repayment.

Any clawback or withdrawal of service will be determined by the prevailing local laws of the service/payments being offered.

Please refer to the Global Relocation Policy for full terms and conditions.

Completed months since relocation	Amount Reimbursable to the Company
0-6 months	100%
6-9 months	75%
9-12 months	50%
Over 12 months	0%

Next Steps

We will first require you to sign and return this Relocation Letter to agree to the terms of your physical move and the support in place (where applicable). Once signed, the Global Mobility Team with local HR contacts will initiate any required visa process.

Once we have any required visas secured, any required employment contracts signed, and clarity on your planned travel dates, we will then confirm your official Transfer Date to the new location to instruct Payroll.

If you have any questions on your relocation process, don’ t hesitate to reach out to the Global Mobility Team; Emma Twining-Smith, Maryann Daly or Alissa Shelton-Twiss.

Please sign and return a copy of this letter to the undersigned. Please do not hesitate to contact your line manager or me with any questions.

Yours sincerely,

Damien Teisseire
VP, Total Rewards & Global Mobility

Copy to Home & Host HR teams

I acknowledge and concur with the terms set out above.

/s/ B. Crotty	1/15/19
Employee Signature	Date

5